Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Any and All Cash Tender Offer

By Its Wholly Owned Subsidiary for $16.25 Billion of Its Senior Notes and

Redemption of Its 2.400% Notes Due 2021

New York, September 14, 2020 – JPMorgan Chase & Co. (“JPMorgan Chase”) announced today the commencement of a cash tender offer (the “Offer”) by J.P. Morgan Securities LLC (“J.P. Morgan Securities”), a wholly owned indirect subsidiary of JPMorgan Chase, to purchase any and all of the securities of JPMorgan Chase listed below (the “Securities”) at the purchase prices indicated:

CUSIP Number	Title of Security	Interest Rate	Maturity	Aggregate Principal Amount Outstanding	Purchase Price Per $1,000 Principal Amount of Securities(1)
46625HQJ2	2.550% Notes due 2021	2.550%	March 1, 2021	$2,500,000,000	$1,008.65
46625HQK9	Floating Rate Notes due 2021	3 month LIBOR + 1.48%	March 1, 2021	$750,000,000	$1,005.90
46625HHZ6	4.625% Notes due 2021	4.625%	May 10, 2021	$2,000,000,000	$1,028.45
46625HRU6	Floating Rate Notes due 2021	3 month LIBOR + 1.10%	June 7, 2021	$750,000,000	$1,007.70
46625HRT9	2.400% Notes due 2021	2.400%	June 7, 2021	$1,500,000,000	$1,014.70
46625HJC5	4.350% Notes due 2021	4.350%	August 15, 2021	$3,000,000,000	$1,037.75
46625HJD3	4.500% Notes due 2022	4.500%	January 24, 2022	$3,250,000,000	$1,058.00
46647PAS5	Fixed-to-Floating Rate Notes due 2022	3.514%	June 18, 2022	$1,400,000,000	$1,024.15
46647PAT3	Floating Rate Notes due 2022	3 month LIBOR + 0.61%	June 18, 2022	$1,100,000,000	$1,004.60

(1)

Plus an amount equal to accrued and unpaid interest from the last interest payment date to, but not including, the initial settlement date for the applicable series of Securities purchased pursuant to the Offer (the “Initial Settlement Date”).

Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438

JPMorgan Chase also announced that it intends to redeem, on or about October 14, 2020, any of its 2.400% Notes due 2021 that remain outstanding after the completion of the Offer.

The Offer is being made pursuant to an Offer to Purchase dated today, which contains detailed information concerning the terms of the Offer. The Offer is scheduled to expire at 5:00 p.m., New York City time, on September 18, 2020 unless extended or earlier terminated (the “Expiration Date”). Upon the terms and subject to the conditions of the Offer, the Initial Settlement Date is expected to be September 21, 2020.

Tenders of Securities pursuant to the Offer may be validly withdrawn at any time before the Expiration Date. Securities subject to the Offer may also be validly withdrawn at any time after the 60th business day after commencement of the Offer if for any reason the Offer has not been consummated within 60 business days after commencement.

The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. The tender offer is not conditioned upon the tender of any minimum principal amount of Securities. Subject to applicable law, J.P. Morgan Securities may, at its sole discretion, waive any condition applicable to the tender offer and may extend the Offer.

Under certain conditions and as more fully described in the Offer to Purchase, J.P. Morgan Securities may terminate the tender offer before the Expiration Date.

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at +1-212-269-5550 (banks and brokers) or +1 866-796-7182 or email at jpm@dfking.com. Questions regarding the Offer may be directed to J.P. Morgan Securities at +1 866-834-4666 or collect at +1 212-834-8553.

Copies of the Offer to Purchase and related Notice of Guaranteed Delivery are available at the following web address: http://www.dfking.com/jpm.

This press release is for informational purposes only and does not constitute an offer to purchase nor the solicitation of an offer to sell any Securities. The Offer is being made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery. The Offer is not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of J.P. Morgan Securities, JPMorgan Chase, the Tender Agent, the Information Agent or any of their respective affiliates makes any recommendation in connection with the Offer. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers and other information applicable to the Offer.

This press release does not constitute a notice of redemption with respect to the 2.400% Notes due 2021 of JPMorgan Chase or an obligation to issue a notice of redemption in respect thereof. Any such notice of redemption will be transmitted to the holders of the 2.400% Notes due 2021 through the facilities and in accordance with the procedures of The Depository Trust Company.

Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.2 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438